Exhibit 10.37

[LETTERHEAD OF ROCHE PHARMACEUTICALS]

Dr. Dani Bolognesi

Trimeris, Inc.

3500 Paramount Parkway

Morrisville, NC 27560

U.S.A.

Basel, 13 March 2007

Re: Roche/Trimeris Research Agreement dated January 1, 2000 (as amended)

Dear Dani:

Roche elects to Opt Out pursuant to Article 5 of the Third Amendment to the Research Agreement and Accord. Accordingly, the rights and obligations set forth in Article 5(a) through (e) are activated. In addition, Trimeris will have the right to develop and commercialize TRI-1144 as it chooses. Trimeris will pay to Roche a royalty of one percent (1%) of Net Sales of all products containing TRI-1144 in every country in which Trimeris owns an unexpired patent that claims the making, using, selling, offering for sale, or importing of TRI-1144, up to an aggregated total on royalties set at twenty-four million dollars (US$24,000,000).

Pursuant to Paragraph 5 of the Third Amendment to the Research Agreement and Accord, Roche retains its right to develop up to five (5) Penzberg peptides subject to Trimeris’ right to co-develop any such peptide accepted by Roche into development before December 31, 2008.

Roche and Trimeris will share all costs associated with the TRI-1144 joint research program for 2007, through the date of execution of this letter.

This letter is being provided in duplicate originals. If Trimeris agrees with the above paragraph, please sign and return one original.

Best regards,

/s/ William M. Burns
William M. Burns

Agreed and Accepted:

Trimeris, Inc.

/s/ Dani P. Bolognesi
Dani P. Bolognesi, Ph.D., Chief Executive Officer